Exhibit 99.1

Zogenix Provides Corporate Update and Reports
Second Quarter 2016 Financial Results

Company will host a conference call today at 4:30 p.m. EDT/1:30 p.m. PDT

EMERYVILLE, Calif., August 9, 2016 Zogenix, Inc. (NASDAQ: ZGNX), a pharmaceutical company developing therapies for the treatment of orphan and central nervous system (CNS) disorders, today provided a corporate update and announced financial results for the second quarter ended June 30, 2016.

Corporate Update

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Initiated second Phase 3 clinical trial, a multi-national study (Study 1502), for the Company’s lead product candidate, ZX008, as an adjunctive treatment of seizures in children with Dravet syndrome, at sites in Western Europe and Australia.

•	Continued enrollment in the first Phase 3 clinical trial of ZX008 in North America (Study 1501).

•
Presented updated data from the ongoing open-label clinical trial in Belgium demonstrating sustained effectiveness and cardiovascular-related safety, as well as high levels of sleep quality and quality of life, in the cohort of Dravet syndrome patients who began add-on treatment with ZX008 as early as 2010.

•
Amended the Company’s term loan facility to provide additional loan proceeds, extend the principal repayment schedule, reduce the interest rate, and improve certain covenants. The amendment is expected to result in an increase of approximately $10 million to Zogenix's cash balance at the end of 2017.

•	Completed the six-months ended June 30, 2016, with $127.8 million in cash and cash equivalents. Zogenix’s expected cash runway extends through 2017.

“We are pleased that both Studies, 1501 and 1502, in our ZX008 Phase 3 program for Dravet syndrome are now enrolling patients,” said Stephen J. Farr, Ph.D., President and CEO. “We are truly gratified by the enthusiasm demonstrated by physicians and Dravet syndrome families in participating in our ZX008 Phase 3 clinical trials. Zogenix continues to expect that the U.S. and European submissions for market authorization for ZX008 in Dravet syndrome will occur in 2017. As we continue moving ahead with our ZX008 Phase 3 clinical program, we remain in a strong financial position, with a cash runway that extends through 2017.”

Second Quarter 2016 Financial Results Compared to Second Quarter 2015 Financial Results

As a result of the sale of the Zohydro ER business in April 2015, all Zohydro ER revenue and expenses have been excluded from continuing operations for all periods herein and reported as discontinued operations.

•
Total revenue for the second quarter of 2016 was $2.1 million, consisting almost entirely of contract manufacturing revenue. This compared with total revenue of $7.4 million in the same quarter last year, which included $6.0 million of contract manufacturing revenue and $1.4 million of service and other product revenue. The decrease in contract manufacturing revenue in the second quarter of 2016 was due primarily to a decrease in deliveries to Endo International Plc under the supply agreement between the two companies.

•
Second quarter 2016 research and development expenses totaled $10.4 million, up from $6.2 million in the second quarter a year ago, as the Company progressed its two Phase 3 clinical trials for ZX008, initiating Study 1502 and continuing enrollment in Study 1501.

•	Second quarter 2016 selling, general and administrative expenses totaled $6.8 million, compared with $7.6 million in the second quarter a year ago.

•	Net loss from continuing operations for the second quarter of 2016 was $18.2 million, compared with $6.7 million in the second quarter a year ago.

•
Net loss from discontinued operations was $0.6 million for the second quarter of 2016, compared with net income of $79.2 million in the second quarter a year ago, which included a gain on the sale of the Zohydro ER business of $75.6 million net of tax expense.

•
Total net loss for the second quarter of 2016 was $18.8 million, or $0.76 per share, compared with net income of $72.5 million, or $3.78 per share, for the second quarter a year ago, which included the net gain on the sale of the Zohydro ER business.

Six-Months Ended June 30, 2016 Financial Results Compared to Six-Months Ended June 30, 2015 Financial Results

As a result of the sale of the Zohydro ER business, all Zohydro ER revenue and expenses have been excluded from continuing operations for all periods herein and reported as discontinued operations.

•
Total revenue for the six-months ended June 30, 2016 was $11.3 million, consisting almost entirely of contract manufacturing revenue. This compared with total revenue of $12.0 million in the same period last year, which included $10.2 million of contract manufacturing revenue and $1.8 million of net product and other service revenue. The increase in contract manufacturing revenue for the six months ended June 30, 2016 as compared to the same period in 2015 resulted primarily from an increase in recognition of deferred revenue of $0.8 million based upon estimated future production under the supply agreement with Endo.

•
Research and development expenses for the six months ended June 30, 2016 totaled $18.4 million, up from $11.4 million in the year ago period, as the Company initiated its two Phase 3 clinical trials for ZX008.

•	Selling, general and administrative expense for the six months ended June 30, 2016 totaled $13.0 million, compared with $13.9 million in the same period a year ago.

•	Net loss from continuing operations was $28.5 million for the six months ended June 30, 2016, compared with $16.9 million in the same period a year ago.

•
Net loss from discontinued operations was $0.8 million for the six months ended June 30, 2016, compared to net income of $66.5 million in the same period a year ago, which included the net gain on the sale of the Zohydro ER business.

•
Total net loss for the six months ended June 30, 2016 was $29.2 million, or $1.18 per basic share and fully diluted, compared with net income of $49.6 million, or $2.59 per share, for the same period a year ago, which included the net gain on the sale of the Zohydro ER business.

•	Cash and cash equivalents at June 30, 2016 totaled $127.8 million, as compared to $155.3 million at December 31, 2015.

2016 Financial Guidance

Zogenix is reiterating its previously provided financial guidance for the full year 2016.

•	Research and development expenses are expected to be $54-59 million, reflecting initiation and ramp-up of ZX008 clinical studies;

•	Selling, general and administrative expenses are expected to be $25-27 million; and

•	Contract manufacturing revenue from the supply of Sumavel DosePro to Endo is expected at a low single-digit markup over cost of contract manufacturing.

Conference Call Details
Investors interested in participating in today’s live call can dial 888-378-0320 from the U.S. and international callers can dial 719-325-2354 and use conference ID: 3485336. A telephone replay will be available approximately two hours after the call and will run through August 23, 2016, by dialing 877-870-5176 from the U.S., or 858-384-5517 from international locations, and entering Replay Pin Number: 3485336. The conference call will be broadcast live and will be available for replay for 60 days at: http://public.viavid.com/index.php?id=120393 and on the IR section of the company’s website at: Zogenix IR.

About Zogenix
Zogenix, Inc. (Nasdaq: ZGNX) is a pharmaceutical company committed to developing and commercializing CNS therapies that address specific clinical needs for people living with orphan and other CNS disorders who need innovative treatment alternatives to improve their daily functioning.

For more information, visit www.zogenix.com.

Forward Looking Statements
Zogenix cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "indicates," "will," "intends," "potential," "suggests," "assuming," "designed" and similar expressions are intended to identify forward-looking statements. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding: the Company’s financial guidance for the remainder of 2016; the Company's cash position and runway related to operating expenses and planned development activities; the timing of results of Phase 3 clinical studies for ZX008; Zogenix's strategy on advancing its novel pipeline in CNS disorders; and the expected timing of, and Zogenix's ability to achieve, key clinical milestones and regulatory meetings and submissions for Zogenix's development pipeline. The inclusion of forward-looking statements should not be regarded as a representation by Zogenix that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in Zogenix's business, including, without limitation: the uncertainties associated with the clinical development and regulatory approval of product candidates such as ZX008 and Relday, including potential delays in enrollment and completion of clinical trials; the potential that earlier clinical trials may not be predictive of future results; Zogenix's reliance on third parties to conduct its clinical trials, enroll patients, manufacture its preclinical and clinical drug supplies and manufacture commercial supplies of its drug products, if approved; unexpected adverse side effects or inadequate therapeutic efficacy of ZX008 that could limit approval and/or commercialization, or that could result in recalls or product liability claims; Zogenix's ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its product development activities; Zogenix could spend its available financial resources faster than it currently expects and may be unable to raise additional capital if and when needed, on acceptable terms or at all; and other risks described in Zogenix’s prior press releases as well as in public periodic filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Zogenix undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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DosePro® and Relday® are registered trademarks of Zogenix, Inc.

CONTACT
Ann Rhoads                                               Andrew McDonald
Chief Financial Officer                              Founding Partner
Zogenix, Inc.                                              LifeSci Advisors, LLC
858-436-9208                                             646-597-6987
arhoads@zogenix.com                               Andrew@LifeSciAdvisors.com

Zogenix, Inc.
Condensed Consolidated Statements of Operations
(In Thousands, except Per Share Amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Contract manufacturing revenue	$1,986	$6,003	$11,192	$10,184
Service and other product revenue	102	1,364	102	1,797
Total revenue	2,088	7,367	11,294	11,981
Operating expense:
Cost of contract manufacturing	2,061	5,803	9,865	9,726
Royalty expense	75	71	146	143
Research and development	10,384	6,241	18,371	11,390
Selling, general & administrative	6,844	7,582	12,968	13,851
Change in fair value of contingent consideration	1,300	(600)	2,600	(1,600)
Total operating expense	20,664	19,097	43,950	33,510
Loss from operations	(18,576)	(11,730)	(32,656)	(21,529)
Other income (expense):
Interest expense, net	(623)	(898)	(1,221)	(1,541)
Change in fair value of warrant liabilities	977	(975)	5,504	(564)
Other expense	(15)	(39)	(23)	(160)
Total other income (expense)	339	(1,912)	4,260	(2,265)
Net loss from continuing operations before income taxes	(18,237)	(13,642)	(28,396)	(23,794)
Income tax benefit (expense)	(9)	6,946	(71)	6,932
Net loss from continuing operations	(18,246)	(6,696)	(28,467)	(16,862)
Net income (loss) from discontinued operations, net of applicable tax	(582)	79,160	(751)	66,464
Net income (loss)	$(18,828)	$72,464	$(29,218)	$49,602

Net income (loss) per share, basic and diluted	$(0.76)	$3.78	$(1.18)	$2.59

Weighted average shares outstanding, basic and diluted	24,777	19,176	24,774	19,173

Zogenix, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$127,797	$155,349
Restricted cash	—	10,002
Trade accounts receivable, net	2,112	1,396
Inventory	11,860	12,030
Prepaid expenses and other current assets	7,750	5,518
Current assets of discontinued operations	—	208
Total current assets	149,519	184,503
Property and equipment, net	8,659	9,254
Intangible assets	102,500	102,500
Goodwill	6,234	6,234
Other assets	4,502	3,331
Total assets	$271,414	$305,822

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,139	$5,290
Accrued expenses	6,752	8,328
Common stock warrant liabilities	692	6,196
Long-term debt, current portion	—	6,321
Deferred revenue	1,014	945
Current liabilities of discontinued operations	1,537	2,906
Total current liabilities	14,134	29,986
Long-term debt, less current portion	21,602	15,899
Deferred revenue, less current portion	4,987	6,139
Contingent purchase consideration	53,600	51,000
Deferred income taxes	18,450	18,450
Other long-term liabilities	1,696	1,588
Stockholders’ equity	156,945	182,760
Total liabilities and stockholders’ equity	$271,414	$305,822